The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these notes until the Pricing Supplement is delivered in final form. We are not selling these notes, nor are we soliciting offers to buy these notes, in any state where such offer or sale is not permitted.

Subject to Completion. Dated October 27, 2025
Filed Pursuant to Rule 424(b)(2) Registration No. 333-282565

The Bank of Nova Scotia

$ Capped Buffered Enhanced Participation Basket-Linked Notes Due December 10, 2026

The notes will not bear interest. The amount that you will be paid on your notes at maturity (expected to be December 10, 2026) is based on the performance of an equally-weighted basket comprised of the common stock of Advanced Micro Devices, Inc., an American depositary share of Arm Holdings plc, representing one ordinary share of Arm Holdings plc, the common stock of NVIDIA Corporation, the common stock of Palo Alto Networks, Inc., the common stock of Snowflake Inc. and the Class A common stock of Vertiv Holdings Co (the basket components) as measured from the trade date (expected to be November 5, 2025) to and including the valuation date (expected to be December 7, 2026).

The initial basket level will be set to 100 on the trade date and the final basket level will equal the sum of the products, as calculated for each basket component, of: (i) the final component price divided by the initial component price (set on the trade date and will be the closing price or an intra-day price of the applicable basket component on the trade date, which may be higher or lower than the closing price of the basket component on the trade date), multiplied by (ii) the applicable initial weighted value for each basket component set forth on page P-5.

If the final basket level on the valuation date is greater than the initial basket level, the return on your notes will be positive and will equal the participation rate of 200.00% times the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level, subject to the maximum payment amount of $1,200.00 for each $1,000 principal amount of your notes.

If the final basket level declines by up to 15.00% from the initial basket level, you will receive the principal amount of your notes.

If the final basket level declines by more than 15.00% from the initial basket level, the return on your notes will be negative and will equal the basket return plus 15.00%. Specifically, you will lose 1% for every 1% negative percentage change in the level of the basket below 85.00% of the initial basket level. You may lose up to 85.00% of the principal amount of your notes. Any payment on your notes is subject to the creditworthiness of The Bank of Nova Scotia.

At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

●if the final basket level is greater than the initial basket level (the basket return is positive), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return times (c) the participation rate, subject to the maximum payment amount;

●if the final basket level is equal to the initial basket level or less than the initial basket level, but not by more than 15.00% (the basket return is zero or negative but is equal to or greater than -15.00%), $1,000; or

●if the final basket level is less than the initial basket level by more than 15.00% (the basket return is negative and is less than -15.00%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of (1) the basket return plus (2) 15.00%. You will receive less than the principal amount of your notes and could lose up to 85.00% of the principal amount of your notes.

Declines in the price of one basket component may offset increases in the prices of the other basket components. In addition, no payments on your notes will be made prior to maturity.

Investment in the notes involves certain risks. You should refer to “Additional Risks” beginning on page P-15 of this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus.

The initial estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $900.00 and $930.00 per $1,000 principal amount, which will be less than the original issue price of your notes listed below. See “Additional Information Regarding Estimated Value of the Notes” on the following page and “Additional Risks” beginning on page P-15 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

	Per Note	Total[1]
Original Issue Price	100.00%	$
Underwriting commissions[1]	Up to 1.93%	$
Proceeds to The Bank of Nova Scotia[1]	At least 98.07%	$

1 For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, prospectus supplement or product supplement. Any representation to the contrary is a criminal offense.

The notes are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the United States or any other jurisdiction.

Scotia Capital (USA) Inc.	Goldman Sachs & Co. LLC Dealer

Pricing Supplement dated November , 2025

The Capped Buffered Enhanced Participation Basket-Linked Notes Due December 10, 2026 (the “notes”) offered hereunder are unsubordinated and unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of the basket and the credit risk of the Bank. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia. The notes will not be listed on any U.S. securities exchange or automated quotation system.

The return on your notes will relate to the price return of the basket components and will not include any dividends that may be paid on the basket components. The notes are derivative products based on the performance of the basket. The notes do not constitute a direct investment in any of the basket components. By acquiring the notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any basket component, and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers of the basket components (each, a “basket component issuer” and together, the “basket component issuers”) including, without limitation, any voting rights or rights to receive dividends or other distributions.

Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, will purchase the notes from us for distribution to other registered broker dealers. SCUSA or any of its affiliates or agents may use this pricing supplement in market-making transactions in notes after their initial sale. Unless we, SCUSA or another of our affiliates or agents selling such notes to you informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The original issue price, commissions and proceeds to the Bank listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of the final pricing supplement, at original issue prices and with commissions and proceeds to the Bank that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the original issue price you pay for such notes.

Additional Information Regarding Estimated Value of the Notes

On the cover page of this pricing supplement, the Bank has provided the initial estimated value range for the notes. This range of estimated values was determined by reference to the Bank’s internal pricing models, which take into consideration certain factors, such as the Bank’s internal funding rate on the trade date and the Bank’s assumptions about market parameters. For more information about the initial estimated value, see “Additional Risks — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the notes (including the maximum payment amount) are based on the Bank’s internal funding rate, which is the rate the Bank would pay to borrow funds through the issuance of similar market-linked notes, the underwriting commissions, the structuring fee, other costs associated with selling and structuring the notes and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the notes will be greater than the initial estimated value of the notes. The Bank’s internal funding rate is typically lower than the rate the Bank would pay when it issues conventional fixed rate debt securities as discussed further under “Additional Risks — Risks Relating to Estimated Value and Liquidity — Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities”. The Bank’s use of its internal funding rate reduces the economic terms of the notes to you.

The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including Goldman Sachs & Co. LLC’s (“GS&Co.’s”) customary bid and ask spreads) at which GS&Co. would initially buy or sell notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately GS&Co.’s estimate of the market value of your notes on the trade date, based on its pricing models and taking into account the Bank’s internal funding rate, plus an additional amount (initially equal to $ per $1,000 principal amount).

Prior to , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through approximately 3 months). On and after , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models. For additional information regarding the value of your notes shown in your GS&Co. account statements and the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), each based on GS&Co.’s pricing models; see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes” herein.

We urge you to read the “Additional Risks” beginning on page P-15 of this pricing supplement.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the accompanying prospectus, prospectus supplement, and product supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

The terms included in the table below are expected to be as indicated, but such terms will be set on the trade date.

Issuer:	The Bank of Nova Scotia (the “Bank”)
Issue:	Senior Note Program, Series A
CUSIP/ISIN:	06419GCF1 / US06419GCF19
Type of Notes:	Capped Buffered Enhanced Participation Basket-Linked Notes
Basket:	An equally-weighted basket comprised of the basket components; see Information Regarding the Basket and the Basket Components” herein
Basket Components:

The common stock of Advanced Micro Devices, Inc., an American depositary share of Arm Holdings plc, representing one ordinary share of Arm Holdings plc, the common stock of NVIDIA Corporation, the common stock of Palo Alto Networks, Inc., the common stock of Snowflake Inc. and the Class A common stock of Vertiv Holdings Co

Minimum Investment and Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Principal Amount:

$1,000 per note; $[•] in the aggregate for all the notes; the aggregate principal amount of the notes may be increased if the Bank, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date of the final pricing supplement.

Original Issue Price:	100% of the principal amount of each note
Currency:	U.S. dollars
Trade Date:	Expected to be November 5, 2025
Original Issue Date:

Expected to be November 10, 2025

We expect that delivery of the notes will be made against payment therefor on or about the 3rd business day following the date of pricing of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to one business day before delivery of the notes will be required, by virtue of the fact that each note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

Valuation Date:

Expected to be December 7, 2026

The valuation date could be delayed by the occurrence of a market disruption event. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement. Further, if the valuation date is not a trading day with respect to a basket component, the valuation date will be postponed in the same manner as if a market disruption event has occurred with respect to such basket component.

Maturity Date:

Expected to be December 10, 2026, subject to adjustment due to a market disruption event, a non-trading day with respect to one or more basket components or a non-business day, as described in more detail under “General Terms of the Notes—Maturity Date” in the accompanying product supplement

Principal at Risk:	You may lose a substantial portion of your investment at maturity if there is a percentage decrease from the initial basket level to the final basket level of more than 15.00%.

Purchase at amount other than principal amount:

The amount we will pay you on the maturity date for your notes will not be adjusted based on the original issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. For example, if you purchase your notes at a premium to the principal amount, if the final basket level is less than the buffer level you will incur a greater percentage decrease in your investment in the notes than would have been the case if you had purchased the notes at the principal amount. Additionally, the maximum payment amount would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risks — Risks Relating to Return Characteristics— If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected” herein.

Fees and Expenses:

As part of the distribution of the notes, SCUSA or one of our other affiliates will sell the notes to

GS&Co. at a discount reflecting selling commissions of up to 1.50% of the principal amount. GS&Co. proposes to initially offer the notes to the public at the original issue price set forth on the cover of this pricing supplement and to certain securities dealers at such price less a concession not in excess of 1.50% of the principal amount. In addition to the concession, GS&Co. will pay any such securities dealer a structuring fee of up to 0.43% of the principal amount.

A fee will also be paid to iCapital Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, for services it is providing in connection with this offering.

The actual commissions will be specified in the final pricing supplement.

At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.

See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co. or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date. See “Additional Risks — Risks Relating to Hedging Activities and Conflicts of Interest — Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes” and “— Risks Relating to Estimated Value and Liquidity — The underwriting commissions, structuring fee and other expenses, result in less favorable economic terms of the notes and could adversely affect any secondary market price for the notes” herein.

Payment at Maturity:

The payment at maturity, for each $1,000 principal amount of notes, will be based on the performance of the basket and will be calculated as follows:

●If the final basket level is greater than the initial basket level, then the payment at maturity will equal:

othe lesser of (a) principal amount + (principal amount × basket return × participation rate) and (b) maximum payment amount

●If the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, then the payment at maturity will equal the principal amount

●If the final basket level is less than the buffer level, then the payment at maturity will equal: oprincipal amount + [principal amount × (basket return + buffer percentage)]

In this case you will suffer a percentage loss on your principal amount equal to the negative basket return in excess of the buffer percentage. Accordingly, you could lose up to 85.00% of the principal amount of your notes.

Initial Basket Level:	To be set to 100 on the trade date
Initial Weighted Value; Initial Weight in Basket; Initial Component Price:

The initial weighted value for each of the basket components equals the product of the initial weight in the basket of such basket component times the initial basket level. The initial weight in the basket and the initial weighted value of each basket component is shown in the table below:

The initial component price of each basket component equals the closing price or an intra-day price of such basket component calculated on the trade date, as determined by the calculation agent. If the initial component price of a basket component is an intra-day price of such basket component, it may be higher or lower than the closing price of the basket component on the trade date.

	Bloomberg Ticker	Primary Listing	Basket Component	Initial Weight in Basket	Initial Weighted Value	Initial Component Price (to be set on the trade date)
	AMD UW	Nasdaq Global Select Market	Common Stock of Advanced Micro Devices, Inc.	Approximately 16.667%	100/6	$[•]
	ARM UW	Nasdaq Stock Market LLC	An American Depositary Share of Arm Holdings plc, representing one ordinary share	Approximately 16.667%	100/6	$[•]
	NVDA UW	Nasdaq Global Select Market	Common Stock of NVIDIA Corporation	Approximately 16.667%	100/6	$[•]
	PANW UW	Nasdaq Stock Market LLC	Common Stock of Palo Alto Networks, Inc.	Approximately 16.667%	100/6	$[•]
	SNOW UN	New York Stock Exchange	Common Stock of Snowflake Inc.	Approximately 16.667%	100/6	$[•]
	VRT UN	New York Stock Exchange	Class A Common Stock of Vertiv Holdings Co	Approximately 16.667%	100/6	$[•]

Final Component Price:	For each basket component, the closing price of such basket component calculated on the valuation date.
Final Basket Level:

The sum of the products, as calculated for each basket component, of: (i) the final component price of such basket component divided by the initial component price of such basket component, multiplied by (ii) the initial weighted value of such basket component

Basket Return:

The quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage.

For the avoidance of doubt, the basket return may be a negative value.

Participation Rate:	200.00%
Buffer Level:	85.00% of the initial basket level
Buffer Percentage:	15.00%
Maximum Payment Amount:	$1,200.00 for each $1,000 principal amount of your notes, which equals the principal amount × 120.00%. The maximum payment amount sets a cap on any increase of the basket to 10.00%.
Closing Price:

As used herein, the “closing price” of a basket component on any date will equal the closing sale price or last reported sale price, regular way (or, in the case of the Nasdaq Stock Market, the official closing price) on a per-share basis, on the principal national securities exchange on which such basket component is listed for trading, or, if such basket component is not quoted on any national securities exchange, on any other market system or quotation system that is the primary market for the trading of such basket component.

If the closing price of a basket component is not available as described above, then the closing price for such basket component on any day will be the average, as determined by the calculation agent, of the bid prices for such basket component obtained from as many dealers in such basket component selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent, the dealer or any of our other or their affiliates.

If a basket component is delisted or trading of such basket component is suspended on its primary exchange, and such basket component is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act as determined by the calculation agent (a “successor exchange”), then such basket component will continue to be deemed a basket component. If a basket component is delisted or trading of such basket component is suspended on its primary exchange, and such basket component is not immediately re-listed or approved for trading on a successor exchange, then the closing price for such basket component will be determined by the calculation agent in a manner designed to achieve a commercially reasonable result and such closing price will be deemed to be the closing price of such basket component on every remaining trading day to, and including, the valuation date.

Similarly, if a basket component issuer or any successor entity becomes subject to a merger or consolidation with the Bank or any of its affiliates, then the closing price for such basket component will be determined by the calculation agent in a manner designed to achieve a commercially reasonable result and such closing price will be deemed to be the closing price of such basket component on every remaining trading day to, and including, the final valuation date.

In certain special circumstances, the closing price of a basket component will be determined by the calculation agent, in its discretion. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

For purposes of the notes, the sections “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Equity”, “— Delisting of, or Change in Law Affecting, ADRs; Termination of ADR Facility”, “— Adjustments Relating to Notes Linked to a Basket of Reference Equities or Reference Indexes” and “— Anti-Dilution Adjustments Relating to a Reference Equity — Issuer Merger Events” in the accompanying product supplement shall be deemed to be deleted.

Form of Notes:	Book-entry
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:

The notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the CDIC Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime of any jurisdiction.

Tax Redemption:

The Bank (or its successor) may redeem the notes, in whole but not in part, at a redemption price determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the notes. See “Additional Amounts” and “Tax Redemption” in the accompanying product supplement.

Listing:	The notes will not be listed on any securities exchange or quotation system
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	Depository Trust Company
Trading Day:	With respect to each basket component, a day on which the principal trading market for such basket component is scheduled to be open for trading
Business Day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Business Day”
Terms Incorporated:	All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement
Canadian Bail-in:	The notes are not bail-inable debt securities under the CDIC Act

Investing in the notes involves significant risks. You may lose a substantial portion of your investment. Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.

Additional Terms Of Your notes

You should read this pricing supplement together with the prospectus dated November 8, 2024, as supplemented by the prospectus supplement dated November 8, 2024 and the product supplement (Market-Linked Notes, Series A) dated November 8, 2024, relating to our Senior Note Program, Series A, of which these notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the prospectus supplement; and last, the prospectus. The notes may vary from the terms described in the accompanying prospectus, prospectus supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein.

This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

Product Supplement (Market-Linked Notes, Series A) dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038316/bns_424b2-21309.htm

Prospectus Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

Prospectus dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

Investor Suitability

The notes may be suitable for you if:

●You fully understand and are willing to accept the risks inherent in an investment in the notes, including the risk of losing up to 85.00% of the principal amount of your notes

●You are willing to make an investment that, if the final basket level is less than the buffer level, has downside market risk similar to that of a hypothetical investment in the basket components, subject to the buffer percentage

●You believe that the level of the basket will appreciate over the term of the notes and that the appreciation is unlikely to exceed the cap on appreciation set by the maximum payment amount

●You understand and accept that your potential payment at maturity is limited to the maximum payment amount and you are willing to invest in the notes based on the maximum payment amount indicated on the cover hereof

●You are willing to hold the notes to maturity, a term of approximately 13 months, and accept that there may be little or no secondary market for the notes

●You can tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the basket components

●You do not seek current income from your investment and are willing to forgo any dividends paid on the basket components

●You are willing to accept the single equity risks associated with the basket components

●You are willing to assume the credit risk of the Bank for all payments under the notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The notes may not be suitable for you if:

●You do not fully understand or are unwilling to accept the risks inherent in an investment in the notes, including the risk of losing up to 85.00% of the principal amount of your notes

●You are not willing to make an investment that, if the final basket level is less than the buffer level, has downside market risk similar to that of a hypothetical investment in the basket components, subject to the buffer percentage

●You believe that (a) the level of the basket will appreciate over the term of the notes and that the appreciation is likely to exceed the cap on appreciation set by the maximum payment amount or (b) the level of the basket will decline during the term of the notes

●You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the notes based on the maximum payment amount indicated on the cover hereof

●You cannot tolerate fluctuations in the price of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the basket components

●You seek current income from your investment or are unwilling to forgo any dividends paid on the basket components

●You are not willing to accept the single equity risks associated with the basket components

●You are unable or unwilling to hold the notes to maturity, a term of approximately 13 months, or you seek an investment for which there will be a secondary market

●You are not willing to assume the credit risk of the Bank for all payments under the notes

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Additional Risks” in this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus for risks related to an investment in the notes.

Hypothetical Payments AT MATURITY On the notes

The examples set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final basket levels on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples shown below are based on a range of final basket levels that are entirely hypothetical; the level of the basket on any day throughout the term of the notes, including the final basket level on the valuation date, cannot be predicted. The basket components have been highly volatile in the past, meaning that the prices of the basket components have changed considerably in relatively short periods, and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date at the principal amount and held to the maturity date. If you sell your notes in a secondary market prior to the maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the basket components and our creditworthiness. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by us) will be less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risks — Risks Relating to Estimated Value and Liquidity — The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes” in this pricing supplement. The information in the examples shown below also reflect the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Participation rate	200.00%
Initial basket level	100
Maximum payment amount	$1,200.00 for each $1,000 principal amount of your notes
Buffer level	85.00% of the initial basket level
Buffer percentage	15.00%
Neither a market disruption event nor a non-trading day occurs with respect to any basket component on the originally scheduled valuation date
No change in or affecting any of the basket components occurs
Notes purchased on the original issue date at the principal amount and held to the maturity date

Moreover, we have not yet set the initial component price for each basket component that will serve as the baseline for determining the basket return or the maximum payment amount, each of which will affect the amount that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial component prices may differ substantially from the prices of the basket components prior to the trade date.

For these reasons, the actual performance of the basket over the term of your notes, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical prices of each basket component shown elsewhere in this pricing supplement. For information about the historical prices of each basket component see “Information Regarding the Basket and the Basket Components” below. You should consult publicly available information to determine the prices of the basket components between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on an investment in the basket components.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment at maturity, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the principal amount of a note (rounded to the nearest thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would pay for each $1,000 of the outstanding principal amount of the notes on the maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
140.000%	120.000%
130.000%	120.000%
120.000%	120.000%
110.000%	120.000%
109.000%	118.000%
106.000%	112.000%
103.000%	106.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
85.000%	100.000%
80.000%	95.000%
70.000%	85.000%
60.000%	75.000%
50.000%	65.000%
25.000%	40.000%
0.000%	15.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the payment at maturity that we would pay on your notes at maturity would be 40.000% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the maturity date, you would lose 60.000% of your investment (if you purchased your notes at a premium to the principal amount you would lose a correspondingly higher percentage of your investment). If the final basket level were determined to be 0.000% of the initial basket level, you would lose 85.000% of the principal amount of your notes.

In addition, if the final basket level were determined to be 140.000% of the initial basket level, the payment at maturity that we would pay on your notes would be capped at the maximum payment amount, or 120.000% of each $1,000 principal amount of your notes, as shown in the table above. If you hold your notes to maturity, you will not benefit from any increase in the level of the basket to a final basket level that is greater than 110.000% of the initial basket level.

The following chart shows a graphical illustration of the hypothetical payment at maturity that we would pay on your notes on the maturity date, if the final basket level were any of the hypothetical levels shown on the horizontal axis. The hypothetical payments at maturity in the chart are expressed as percentages of the principal amount of your notes and the hypothetical final basket levels are expressed as percentages of the initial basket level. The chart shows that any hypothetical final basket level of less than 85.000% (the section left of the 85.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level of greater than or equal to 110.000% (the section right of the 110.000% marker on the horizontal axis) would result in a capped return on your investment.

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the notes and you could lose up to your entire investment.

The payments at maturity shown above are entirely hypothetical; they are based on hypothetical final basket levels and prices of the basket components that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your notes on the maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the notes. The hypothetical payments at maturity on the notes held to the maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual original issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risks — Risks Relating to Estimated Value and Liquidity — The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a non-interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the price of each basket component and the market value of your notes at any time prior to the maturity date. The actual amount that you will receive at maturity and the rate of return on the notes will depend on the actual initial component price of each basket component, which we will set on the trade date, and the actual final basket level to be determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISKS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 8 of the accompanying prospectus.

You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product supplement.

Risks Relating to Return Characteristics

Risk of loss at maturity

You may lose a substantial portion of your investment in the notes. The payment at maturity on the notes depends on the performance of an equally weighted basket comprised of the common stock, Class A common stock or American depositary shares of 6 companies as measured from the initial basket level of 100 to the final basket level on the valuation date. The Bank will only repay you the full principal amount of your notes if the basket return is equal to or greater than -15.00%. If the basket return is less than -15.00%, you will have a loss for each $1,000 principal amount of your notes equal to the product of (i) the sum of (a) the basket return plus (b) 15.00% times (ii) $1,000. Accordingly, you may lose a substantial portion of your principal amount if the percentage decline from the initial basket level to the final basket level is greater than 15.00%. You may lose up to 85.00% of the principal amount of your notes.

The downside market exposure to the basket is buffered only at maturity

You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the basket at such time is equal to or greater than the buffer level.

The participation rate applies only at maturity

You should be willing to hold your notes to maturity. If you are able to sell your notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate or the notes themselves, and the return you realize may be less than the basket return multiplied by the participation rate, even if such return is positive and less than the maximum payment amount. You may receive the full benefit of the participation rate only if you hold your notes to maturity.

Your potential payment at maturity is limited by the maximum payment amount

Although the notes provide an opportunity for you to earn a leveraged positive return based on the increase in the level of the basket from the initial basket level to the final basket level, the payment at maturity will not exceed the maximum payment amount. Therefore, if the increase of the level of the basket exceeds the cap on appreciation set by the maximum payment amount, the notes will provide less opportunity to participate in the increase of the basket than an investment in a security linked to the level of the basket providing full participation in such appreciation. Accordingly, the return on the notes may be less than the return would be if you made an investment in a security directly linked to the positive performance of the basket or any of the basket components.

The initial component price of a basket component may be based on an intra-day price of such basket component, which may be higher or lower than the closing price of such basket component on the trade date.

The initial component price of each basket component will be its closing price or an intra-day price of such basket component on the trade date. If the initial component price of a basket component is an intra-day price, it may be higher or lower than the closing price of such basket component on the trade date. All things being equal, a higher initial component price (relative to its closing price on the trade date) increases the likelihood of a lower basket return and, accordingly, of a lower return on the notes.

The notes differ from conventional debt instruments

The notes are not conventional notes or debt instruments. The notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of the Bank.

No interest

The notes will not bear interest and, accordingly, you will not receive any interest payments on the notes.

The payment at maturity is not linked to the price of each basket component at any time other than the valuation date (except in the case of tax redemptions)

The final basket level will be based on the closing prices of the basket components on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, for example, if the closing prices of one or more basket components declined as of the valuation date compared to the trade date, the payment at maturity may be significantly less, than it would otherwise have been had the payment at maturity been linked to the closing prices of the basket components prior to the valuation date. Although the actual prices of the basket components on the maturity date or at other times during the term of the notes may be higher than the closing prices of the basket components on the valuation date, you will not benefit from the closing prices of the basket components at any time other than the valuation date (except in the case of tax redemptions as described further under “Tax Redemption” in the accompanying product supplement).

Holding the notes is not the same as holding the basket components; the return on your notes will not reflect any dividends paid on the basket components and you have no voting rights with respect to any basket components

Holding the notes is not the same as holding the basket components. As a holder of the notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the basket components would enjoy, and no such dividends or distributions will be factored into the payment at maturity on the notes. Further, the return on your notes may not reflect the return you would realize if you actually owned the basket components. For instance, you will not benefit from any positive basket return in excess of an amount that, when multiplied by the participation rate, exceeds the cap on appreciation set by the maximum payment amount.

If you purchase your notes at a premium to the principal amount, the return on your investment will be lower than the return on notes purchased at the principal amount and the impact of certain key terms of the notes will be negatively affected

The payment at maturity will not be adjusted based on the original issue price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in such notes held to the maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or at a discount to the principal amount. In addition, the impact of the maximum payment amount and the buffer level on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the limit on the benefit from any positive basket return implied by the maximum payment amount will permit a lower positive return on your investment in the notes than would have been the case for notes purchased at the principal amount or at a discount to the principal amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.

Risks Relating to Characteristics of the Basket and Basket Components

The notes are linked to the basket components and are therefore subject to the market risks of the basket components

Your notes are linked to the basket components and the return on your notes is therefore affected by the movements in the market prices of those stocks. Each basket component issuer faces its own business risks and challenges, which may adversely affect the market price of such basket component. In addition, the basket components will not change (except as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement, as modified by this pricing supplement under “Summary — Closing Price” herein), and your notes will remain linked to the basket components even if one or more of the basket component issuers is experiencing severe business risks and challenges. The lesser performance of some basket components will mitigate and may completely offset the greater performance of other basket components. It is possible that declines in the prices of one or more basket components could affect the basket return such that you would lose some or almost all of your investment in the notes.

There are important differences between the American depositary shares and the ordinary shares of a non-U.S. company

The American depositary shares of Arm Holdings plc are American depositary shares of a non-U.S. company. There are important differences between the rights of holders of an American depositary share and the non-U.S. stock such American depositary share represents. The American depositary shares are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. company and holders of the American depositary shares, which may be different from the rights of holders of the non-U.S. stock. For example, a company may make distributions in respect of the non-U.S. stock that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the American depositary shares and the rights of holders of the ordinary shares of the non-U.S. company may be significant and may materially and adversely affect the value of the American depositary shares and, as a result, the value of your notes.

The notes are subject to exchange rate risk

Because American depositary shares of Arm Holdings plc are denominated in U.S. dollars but represent non-U.S. equity securities that are denominated in a non-U.S. currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the non-U.S. currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may adversely affect the market value of, and return on, the notes.

Government regulatory action, including executive orders, could negatively affect your investment in the notes

Government regulatory action, including executive orders, could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action. For example, pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. If in the future the basket component issuer of Arm Holdings plc is designated as such a prohibited company, the value of the American depositary shares of Arm Holdings plc may be adversely affected, perhaps significantly, which would adversely affect the performance of the American depositary shares of Arm Holdings plc and, therefore, the market value of, and return on, the notes.

Further, if due to any such event the American depositary shares of Arm Holdings plc is delisted or trading of the American depositary shares of Arm Holdings plc is suspended and not immediately re-listed or approved for trading on a successor exchange, then the closing price will be determined as described under “Summary — Closing Price”. Additionally, if Arm Holdings plc is designated as a prohibited company, transactions in, or holdings of, the notes may become prohibited under United States law. Such event could result in the loss of a significant portion or almost all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

There is no assurance that the investment view implicit in the notes will be successful

It is impossible to predict with certainty whether and the extent to which the level of the basket will rise or fall. There can be no assurance that the level of the basket will rise above the initial basket level or that the final basket level will be equal to or greater than the buffer level. The final basket level may be influenced by complex and interrelated political, economic, financial and other factors that affect the prices of the basket components. You should be willing to accept the risks of the price performance of equity securities in general and the basket components in particular, and the risk of losing some or almost all of your investment in the notes.

Furthermore, we cannot give you any assurance that the future performance of the basket components will result in your receiving an amount greater than or equal to the principal amount of your notes. Certain periods of historical performance of the prices of the basket components would have resulted in you receiving less than the principal amount of your notes if you had owned notes with terms similar to these notes in the past. See “Information Regarding the Basket and the Basket Components” in this pricing supplement for further information regarding the historical performance of the basket components and the hypothetical historical performance of the basket.

The lower performance of one basket component may offset an increase in the other basket components

Declines in the price of one basket component may offset increases in the prices of the other basket components. As a result, any return on the basket, and thus on your notes, may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

Investors should investigate the basket components as if investing directly in the basket components

Investors should conduct their own diligence of the basket components as an investor would if it were directly investing in the basket components. Neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket components. Furthermore, we cannot give any assurance that all events occurring prior to the original issue date have been properly disclosed. Subsequent disclosure of any such events or the disclosure or failure to disclose material future events concerning the basket components could affect any payment at maturity. Investors should not conclude that the sale by the Bank of the notes is any form of investment recommendation by the Bank or any of its affiliates to invest in the basket components.

Past hypothetical performance of the basket and past performance of the basket components should not be taken as an indication of the future performance of the level of the basket or the prices of the basket components

The notes are directly linked to the performance of the basket and indirectly linked to the performance of the basket components, which is speculative and involves a high degree of risk. None of the Bank, the calculation agent, GS&Co. or any of our other or their respective affiliates gives any assurance as to the performance of the basket or the basket components. Investors should not conclude that the sale by the Bank of the notes is an investment recommendation by it or by any of the other entities mentioned above to invest in securities linked to the basket. Investors should consult with their own financial advisors as to whether an investment in the notes is appropriate for them. Past hypothetical performance of the basket and past performance of the basket components should not be taken as a guarantee or assurance of the future performance of the basket or basket components, and it is impossible to predict whether the basket or basket components will rise or fall during the term of the notes.

The Bank cannot control actions by any basket component issuer and the basket component issuers have no obligation to consider your interests

The Bank and its affiliates are not affiliated with any basket component issuer and have no ability to control or predict its actions, including any public disclosure regarding itself or the applicable basket component. The basket component issuers are not involved in the notes offering in any way and have no obligation to consider your interest as an owner of the notes in taking any actions that might negatively affect the market value of, and return on, your notes.

There is limited trading history for the American depositary shares of Arm Holdings plc., the common stock of Snowflake Inc. and the Class A common stock of Vertiv Holdings Co

Each of the American depositary shares of Arm Holdings plc, the common stock of Snowflake Inc. and the Class A common stock of Vertiv Holdings Co have limited historical performance. Because such basket component has a limited trading history, you will have less information on which you may base your investment decision than would have been the case had the notes been linked to basket components with more established records of performance. For additional information about the basket components, see the section "The Basket Components" herein. Past performance of a basket component should not be considered indicative of future performance.

Risks Relating to Estimated Value and Liquidity

The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes

The Bank’s initial estimated value of the notes is only an estimate. The original issue price of the notes will exceed the Bank’s initial estimated value. The difference between the original issue price of the notes and the Bank’s initial estimated value reflects costs associated with selling and structuring the notes, including the underwriting commissions and the structuring fee, as well as hedging its obligations under the notes. Therefore, the economic terms of the notes are less favorable to you than they would have been had these expenses not been paid or been lower, as discussed further under “— The underwriting commissions, structuring fee and other expenses, result in less favorable economic terms of the notes and could adversely affect any secondary market price for the notes” herein.

Neither the Bank’s nor GS&Co.’s estimated value of the notes at any time is determined by reference to credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities

The Bank’s initial estimated value of the notes and GS&Co.’s estimated value of the notes at any time are determined by reference to the Bank’s internal funding rate. The internal funding rate used in the determination of the estimated value of the notes generally represents a discount from the credit spreads for the Bank’s conventional fixed-rate debt securities and the borrowing rate the Bank would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, the Bank’s view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the Bank’s conventional fixed-rate debt. If the interest rate implied by the credit spreads for the Bank’s conventional fixed-rate debt securities, or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities were to be used, the Bank would expect the economic terms of the notes to be more favorable to you. Consequently, the use of an internal funding rate for the notes increases the estimated value of the notes at any time and has an adverse effect on the economic terms of the notes.

The Bank’s initial estimated value of the notes does not represent future values of the notes and may differ from others’ (including GS&Co.’s) estimates

The Bank’s initial estimated value of the notes is determined by reference to its internal pricing models when the terms of the notes are set. These pricing models consider certain factors, such as the Bank’s internal funding rate on the trade date, the expected term of the notes, market conditions and other relevant factors existing at that time, and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by GS&Co.) could provide valuations for the notes that are different, and perhaps materially lower, from the Bank’s initial estimated value. Therefore, the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) may be materially lower than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

If the level of the basket changes, the market value of your notes may not change in the same manner

Your notes may trade quite differently from the performance of the basket. Changes in the level of the basket may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “—The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

The price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) will be based on GS&Co.’s estimated value of your notes

GS&Co.’s estimated value of the notes is determined by reference to its pricing models and takes into account the Bank’s internal funding rate. The price at which GS&Co. would initially buy or sell your notes in the secondary market (if GS&Co. makes a market, which it is not obligated to do) exceeds GS&Co.’s estimated value of your notes at the time of pricing. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Additional Information Regarding Estimated Value of the Notes” herein) will decline to zero on a straight line basis over the period from the trade date through the applicable date set forth under “Additional Information Regarding Estimated Value of the Notes” herein. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to GS&Co.’s pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. If GS&Co. calculated its estimated value of your notes by reference to the Bank’s credit spreads or the borrowing rate the Bank would pay for its conventional fixed-rate debt securities (as opposed to the Bank’s internal funding rate), the price at which GS&Co. would buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do) could be significantly lower.

GS&Co.’s pricing models consider certain variables, including principally the Bank’s internal funding rate, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to GS&Co.’s models, taking into account the Bank’s internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. See “— The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased” herein.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in the Bank’s creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus GS&Co.’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— The notes lack liquidity” herein.

The underwriting commissions, structuring fee and other expenses, result in less favorable economic terms of the notes and could adversely affect any secondary market price for the notes

The economic terms of the notes, as well as the difference between the Bank’s initial estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price, take into consideration, among other expenses, the underwriting commissions, the structuring fee and hedging costs paid in connection with the notes. Therefore, the economic terms of the notes are less favorable to you than they would have been if these expenses had not been paid or had been lower. Further, the price, if any, at which SCUSA or GS&Co. will buy or sell your notes (if SCUSA or GS&Co. makes a market, which they are not obligated to do) at any time will reflect, among other things, the economic terms of the notes. Therefore, the secondary market price for the notes could also be adversely affected by the underwriting commissions, the structuring fee and other expenses, including hedging costs, paid in connection with the notes. See “— The Bank’s initial estimated value of the notes at the time of pricing (when the terms of your notes are set on the trade date) will be lower than the original issue price of the notes” herein.

The market value of the notes may be influenced by many unpredictable factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

●the prices of the basket components and, therefore, the basket;

●the volatility – i.e., the frequency and magnitude of changes – in the closing prices of the basket components;

●the dividend rates of the basket components;

●the correlation among the basket components;

●economic, financial, political, military, regulatory, legal, public health and other events that affect the applicable securities markets generally and which may affect the prices of the basket components and, therefore, the basket;

●interest rate and yield rates in the market;

●the time remaining until your notes mature; and

●our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes. You cannot predict the future performance of the basket components based on its respective historical performance.

The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased

The price at which the notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the basket (and the prices of the basket components) over the full term of the notes, (ii) correlation among the basket components, (iii) volatility of the price of the basket components and the market’s perception of future volatility of the prices of the basket components, (iv) changes in interest rates generally, (v) any actual or anticipated changes in our credit ratings or credit spreads and (vi) time remaining to maturity. In particular, because the provisions of the notes relating to the payment at maturity behave like options, the value of the notes will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the basket (and therefore the prices of the basket components) and other relevant factors, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity.

See “—The market value of the notes may be influenced by many unpredictable factors” herein.

The notes lack liquidity

The notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the notes. SCUSA, any other affiliates of the Bank and GS&Co. may, but are not obligated to, make a market in the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which SCUSA and GS&Co. are willing to purchase the notes from you. If at any time SCUSA and GS&Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

Risks Relating to Hedging Activities and Conflicts of Interest

Hedging activities by the Bank and GS&Co. may negatively impact investors in the notes and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the notes

The Bank, GS&Co. or one or more of our or their respective affiliates has hedged or expects to hedge the obligations under the notes by purchasing shares of the basket components and/or options or futures or other instruments linked to the basket components. The Bank, GS&Co. or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket components, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date.

The Bank, GS&Co. or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or equity-linked notes whose returns are linked to changes in the price of the basket components. Any of these hedging activities may adversely affect the price of the basket components, including the initial component prices of the basket components on the trade date — directly or indirectly by affecting the price of the basket components — and therefore the market value of the notes and the amount you will receive on the notes. Because the dealer, or an affiliate, from which you purchase notes is to conduct hedging activities for us in connection with the notes, that dealer or affiliate may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer or affiliate receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes. In addition, you should expect that these transactions will cause the Bank, GS&Co. or our or their respective affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. The Bank, GS&Co. or our or their respective affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the market value of, and return on, the notes may decline.

The Bank, SCUSA, GS&Co. and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the basket component issuers and the market activities by the Bank, GS&Co. or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the notes

We, GS&Co. and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, GS&Co. and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the basket components, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the price of the basket components and/or the value of the notes. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the basket component issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the price of the basket components, including the initial component prices, and the market for your notes, and you should expect that our interests and those of GS&Co. and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the notes.

You should expect that we, GS&Co., and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the basket components or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain personnel within the Bank, GS&Co. or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the notes.

We, GS&Co. and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the basket components or other securities or instruments similar to or linked to the foregoing. Investors in the notes should expect that the Bank, GS&Co. and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.

Other investors in the notes may not have the same interests as you

The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us, SCUSA, GS&Co., or our or their respective affiliates, regarding the establishment of transactions on terms that are adverse to your interests, and investors in the notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as noteholders.

Further, other investors may enter into market transactions with respect to the notes, assets that are the same or similar to the notes, assets referenced by the notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your notes or in respect of the basket components.

There is no affiliation between any basket component issuer and us, SCUSA or GS&Co.

The Bank, SCUSA, GS&Co. and our or their respective affiliates may currently, or from time to time in the future, engage in business with the basket component issuers. None of the Bank, SCUSA or any of our other affiliates, or GS&Co. or its affiliates, is affiliated with any basket component issuer or have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the basket components. You should make your own investigation into the basket components and the basket component issuers. See the section entitled “Information Regarding the Basket and the Basket Components” herein for additional information about the basket components.

There are potential conflicts of interest between you and the calculation agent

Scotia Capital Inc., the calculation agent, is one of our affiliates. In performing its duties, the economic interests of the calculation agent are potentially adverse to your interests as an investor in the notes, including in its determination of the initial component prices of the basket components as discussed under “— Risks Relating to Return Characteristics — The initial component price of a basket component may be based on an intra-day price of such basket component, which may be higher or lower than the closing price of such basket component on the trade date”. The calculation agent is under no obligation to consider your interests as a holder of the notes in taking any actions that might affect the price of the basket components and the market value of, and return on, the notes.

The calculation agent can postpone the valuation date for the notes if a non-trading day or a market disruption event with respect to any of the basket components occurs

If the calculation agent determines, in its sole discretion, that, on a day that would otherwise be the valuation date, a market disruption event with respect to a basket component has occurred or is continuing or that day is not a trading day with respect to a basket component, the valuation date for the affected basket component will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although the valuation date will not be postponed by more than eight trading days. Moreover, if the valuation date with respect to a basket component is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the valuation date, and the calculation agent will determine the applicable final component price that must be used to determine the payment at maturity. See “General Terms of the Notes — Market Disruption Events” in the accompanying product supplement.

The calculation agent can make anti-dilution and reorganization adjustments that affect the payment at maturity

For anti-dilution and reorganization events affecting a basket component, the calculation agent may make adjustments to the initial component price and/or the final component price, as applicable, and any other term of the notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect a basket component. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and return on, the notes may be materially and adversely affected. In addition, determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein as necessary to achieve an equitable result. The occurrence of any anti-dilution or reorganization event and the consequent adjustments may materially and adversely affect the value of, and return on, the notes. See “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Anti-Dilution Adjustments Relating to a Reference Equity” in the accompanying product supplement, as modified by this pricing supplement under “Summary — Closing Price” herein.

If a basket component is delisted or trading of such basket component is suspended on the primary exchange for such basket component, and such basket component is not immediately re-listed or approved for trading on a successor exchange, the final component price may be determined by the calculation agent. See “Summary — Closing Price” herein.

Risks Relating to General Credit Characteristics

Your investment is subject to the credit risk of the Bank

The notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product supplement, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including the payment at maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes. If you sell the notes prior to maturity, you may receive substantially less than the principal amount of your notes.

Risks Relating to Canadian and U.S. Federal Income Taxation

Uncertain tax treatment

Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “Material U.S. Federal Income Tax Consequences” in this pricing supplement.

General Risk Factors

We may sell an additional aggregate principal amount of the notes at a different issue price

We may decide to sell an additional aggregate principal amount of the notes subsequent to the date of the final pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

Information Regarding the Basket AND THE BASKET COMPONENTS

The Basket

The basket is comprised of six basket components, which consist of the common stock of Advanced Micro Devices, Inc., an American depositary share of Arm Holdings plc, representing one ordinary share of Arm Holdings plc, the common stock of NVIDIA Corporation, the common stock of Palo Alto Networks, Inc., the common stock of Snowflake Inc. and the Class A common stock of Vertiv Holdings Co.

Hypothetical Historical Basket Levels

Because the basket is a newly created basket and its level will begin to be calculated only on the trade date, there is no actual historical information about levels of the basket as of the date of this pricing supplement. Therefore, the hypothetical levels of the basket below are calculated based on publicly available information for each basket component as reported by Bloomberg, without independent verification. The hypothetical levels of the basket have fluctuated in the past and may, in the future, experience significant fluctuations. Any hypothetical historical upward or downward trend in the level of the basket during any period shown below is not an indication that the basket is more or less likely to increase or decrease at any time during the term of your notes.

The graph below illustrates the hypothetical performance of the basket from September 14, 2023 (the earliest date for which historical trading data is available for all basket components) through October 24, 2025, based on the daily closing prices of the basket components adjusted for corporate events. Past hypothetical performance of the basket is not indicative of the future performance of the basket. In addition, because hypothetical performance of the basket is only available from September 14, 2023 (as noted above), such hypothetical historical performance provides less information on which to evaluate an investment decision than would information regarding a basket of securities or other assets with a longer period of hypothetical historical performance.

The Basket Components

Included on the following pages is a brief description of each basket component issuer and a graph that illustrates the past performance of such basket component for the specified period, in alphabetical order by its Bloomberg ticker. This information has been obtained from publicly available sources. We have not undertaken an independent review or due diligence of any publicly available information regarding the basket components. The closing prices for the basket components asset may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Each basket component issuer faces its own business risks and other competitive factors. All of those factors may affect the basket return, and, consequently, the amount payable on your notes, if any, on the maturity date. Our offering of the notes does not constitute a recommendation by the Bank, GS&Co. or any of our or their respective affiliates to invest in the basket, any basket component or the notes. You should make your own investigation of the basket components and the basket component issuers and whether to obtain exposure to the basket through an investment in the notes.

Each of the basket component issuers is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files financial and other information with the SEC. Periodic reports, proxy and information statements and other information filed by the basket component issuers are available at sec.gov. You should make your own investigation of the basket components and the basket component issuers (and whether to obtain exposure to the basket through an investment in the notes) by reading these reports and filings to understand the risks of each of the basket components and the basket component issuers.

Historical Closing Prices of the Basket Components

The prices of the basket components have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of a basket component during the period shown below is not an indication that such basket component is more or less likely to increase or decrease at any time during the term of your notes.

We have not undertaken an independent review or due diligence of the information. The graphs below, except where otherwise indicated, illustrate the performance of the basket components from January 1, 2020 through October 24, 2025, based on information from Bloomberg without independent verification. Past performance of the basket components is not indicative of the future performance of the basket components.

Advanced Micro Devices, Inc.

According to publicly available information, Advanced Micro Devices, Inc. (“AMD”) is a semiconductor company that produces computer processors and related technologies. Information filed by AMD with the SEC can be located by reference to its SEC file number: 001-07882, or its CIK Code: 0000002488. AMD’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “AMD”.

Historical Performance of Advanced Micro Devices, Inc.

Arm Holdings plc

According to publicly available information, ARM Holdings plc (“ARM”) has principal operations with respect to the licensing, marketing, research and development of microprocessors, systems IP, graphics processing units, physical IP and associated systems IP, software, tools and other related services. Information filed by ARM with the SEC can be located by reference to its SEC file number: 001-41800, or its CIK Code: 0001973239.  ARM’s American depositary shares are listed on the Nasdaq Stock Market LLC under the ticker symbol “ARM” and commenced trading on September 14, 2023.

Historical Performance of Arm Holdings plc

NVIDIA Corporation

According to publicly available information, NVIDIA Corporation (“NVIDIA”) is a visual computing company that designs and develops graphics processing units and artificial intelligence. Information filed by NVIDIA with the SEC can be located by reference to its SEC file number: 000-23985, or its CIK Code: 0001045810. NVIDIA’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “NVDA”.

The daily historical closing prices for the basket component in the graph below have been adjusted for a July 20, 2021 and a 10-for-1 stock split that became effective before the market open on June 10, 2024.

Historical Performance of NVIDIA Corporation

Palo Alto Networks, Inc.

According to publicly available information, Palo Alto Networks, Inc. (“Palo Alto”) provides network, endpoint and cloud security applications for its enterprise, service provider and government entity clients. Information filed by Palo Alto with the SEC can be located by reference to its SEC file number: 001-35594, or its CIK Code: 0001327567. Palo Alto’s common stock is listed on the Nasdaq Stock Market LLC under the ticker symbol “PANW”.

Historical Performance of Palo Alto Networks, Inc.

Snowflake Inc.

According to publicly available information, Snowflake Inc. (“Snowflake”) is a cloud based data platform provider. Information filed by Snowflake with the SEC can be located by reference to its SEC file number: 001 39504, or its CIK Code: 0001640147. Snowflake’s common stock is listed on the New York Stock Exchange under the ticker symbol “SNOW” and commenced trading on September 16, 2020.

Historical Performance of Snowflake Inc.

Vertiv Holdings Co

According to publicly available information, Vertiv Holdings Co (“Vertiv”) designs, manufactures and services digital infrastructure for data centers, communication networks, and commercial and industrial customers. Information filed by Vertiv with the SEC can be located by reference to its SEC file number: 001-38518, or its CIK Code: 0001674101. Vertiv’s Class A common stock is listed on the New York Stock Exchange under the ticker symbol “VRT” and commenced trading on February 10, 2020.

Historical Performance of Vertiv Holdings Co

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

SCUSA, our affiliate, will purchase the notes at the principal amount and, as part of the distribution of the notes, will sell the notes to GS&Co. at a discount reflecting selling commissions of up to 1.50% of the principal amount. In accordance with the terms of a distributor accession letter, GS&Co. has been appointed as a distribution agent under the distribution agreement and may purchase notes from the Bank or its affiliates for sale to the public at the original issue price set forth on the cover of this pricing supplement and to a securities dealer at such price less a concession not in excess of 1.50% of the principal amount. In addition to the concession described above, GS&Co. will pay a structuring fee of up to 0.43% of the principal amount to an affiliate of such dealer in connection with certain services provided by such affiliate to the dealer.

A fee will also be paid to iCapital Markets LLC, a broker-dealer in which an affiliate of GS&Co. holds an indirect minority equity interest, for services it is providing in connection with this offering.

The actual commissions will be specified in the final pricing supplement.

At the time we issue the notes, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with GS&Co. or one of its affiliates.

In addition, SCUSA, GS&Co. and their respective affiliates or agents may use the accompanying product supplement to which this pricing supplement relates in market-making transactions after the initial sale of the notes. While SCUSA and GS&Co. may make markets in the notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and accompanying product supplement.

The price at which you purchase the notes includes costs that the Bank, GS&Co. or our or their respective affiliates expect to incur and profits that the Bank, GS&Co, or our or their respective affiliates expect to realize in connection with hedging activities related to the notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the trade date.

Conflicts of Interest

SCUSA is an affiliate of the Bank and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. SCUSA is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

SCUSA, GS&Co., and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. SCUSA, GS&Co., and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, SCUSA, GS&Co., and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank. SCUSA, GS&Co., and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Additionally, because the dealer from which you purchase the notes is to conduct hedging activities for us in connection with the notes, that dealer may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Prohibition of Sales to EEA Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The only categories of person in the United Kingdom to whom this pricing supplement may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This pricing supplement is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this pricing supplement relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This pricing supplement may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to the Bank. The notes are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

MATERIAL Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax consequences of your investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the notes. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein.

U.S. Tax Treatment. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the basket. If your notes are so treated you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.

Section 1297. We will not attempt to ascertain whether any basket component issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a note. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.

Except to the extent otherwise required by law, the Bank intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. holders and non-U.S. holders are urged to consult their tax advisors regarding the possible consequences to them of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from a taxable disposition of the notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any basket component issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain realized by a non-U.S. holder in respect of the notes upon a taxable disposition of the notes to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and/or the notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the notes are not “delta-one” with respect to any basket component, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting any basket component or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of any basket component or the notes. If you enter, or have entered, into other transactions in respect of any basket component or the notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your notes.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of the Bank and any basket component issuer).